As filed with the Securities and Exchange Commission on May 20, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SIYATA MOBILE INC.

(Exact name of registrant as specified in its charter)

British Columbia (Canada)	4812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7404 King George Blvd., Suite 200, King’s Cross

Surrey, British Columbia V3W 1N6, Canada

(514) 500-1181

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

(212) 930-9700

Copies to:

Ross David Carmel, Esq.

Thiago Spercel, Esq.

Mohit Agrawal, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Tel: (212) 930-9700

Fax: (212) 930 9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 20, 2025

11,000,000 Common Shares

This prospectus relates to resale from time to time by Hudson Global Ventures, LLC, a Nevada limited liability company (“Investor”) of our common shares, no par value (the “Common Shares”), in an offering amount of up to $12,811,735 (the “ELOC Shares” or “Shares”), out of the total and entire $18,000,000 original facility under the Prior Registration Statement (as defined below), at an assumed average price of $1.164 per share, which would currently represent approximately 11,000,000 Common Shares based on the near closing price of our shares on the Nasdaq Capital Market, LLC, or “Nasdaq”, on May 14, 2025 of $1.13 per share, that may be issued by us to the Investor pursuant to an equity purchase agreement, dated as of January 14, 2025, by and between us and the Investor (the “ELOC Purchase Agreement”) establishing a committed equity facility (the “Facility” or “Equity Line of Credit”), and accounting for the already issued 3,187,155 Common Shares, resulting to us in the gross proceeds of $5,188,265 under the Prior Registration Statement, that were issued earlier under the same Facility, and registered by us on a registration statement on Form F-1, initially filed with the Securities and Exchange Commission, or the SEC, on January 21, 2025, and declared effective on January 27, 2025 (the “Prior Registration Statement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the ELOC Shares by the Investor. However, we may receive up to, but no more than $12,811,735, out of the entire $18,000,000 facility, in aggregate gross proceeds from the Investor under the ELOC Purchase Agreement in connection with sales of the ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement after the date of this prospectus. See “Plan of Description” for a description of the ELOC Purchase Agreement and the Facility and “Selling Shareholder” for additional information regarding the Investor.

The Investor may offer, sell or distribute all or a portion of the ELOC Shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these ELOC Shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the Investor. The Investor is an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) and will pay or assume any discounts, commissions or concessions received by them except as set forth in the ELOC Purchase Agreement. Although the Investor is obligated to purchase our ELOC Shares under the terms of the ELOC Purchase Agreement to the extent we choose to sell such ELOC Shares to it (subject to certain conditions), there can be no assurances that the Investor will sell any or all of the ELOC Shares purchased under the ELOC Purchase Agreement pursuant to this prospectus.

This prospectus describes the general manner in which the Shares may be offered and sold by the Investor. If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus. Any such prospectus supplement may also add, update or change information in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement carefully before you invest. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Given the relative lack of liquidity in our stock, sales of our Common Shares under the registration statement of which this prospectus is a part could result in a significant decline in the market price of our securities. Our Common Shares are listed on the Nasdaq under the symbol “SYTA.” On May 14, 2025, the last reported sale price of our Common Shares on Nasdaq was $1.13 per share. In addition to our Common Shares, we also have our warrants that were issued in connection with our initial public offering (“Prior Warrants”) and are listed on the Nasdaq Capital Market under the symbol “SYTAW”.

Investing in our Common Shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus before making a decision to purchase our securities.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and as such, may elect to comply with reduced public company reporting requirements. See “Prospectus Summary - Implications of Our Being an Emerging Growth Company” and “Prospectus Summary - Foreign Private Issuer Status”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2025

i

ABOUT THIS PROSPECTUS

We may provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus or incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus, including any documents incorporated by reference, and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any distribution of Common Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf nor have we taken any steps to independently verify such information. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

On September 24, 2020, we effected a reverse share split of our issued and outstanding Common Shares on the basis of one (1) Common Share for one hundred and forty-five (145) Common Shares, or the Reverse Split. Unless otherwise indicated, the share and per share information in this prospectus, reflects the Reverse Split. (“2020 Reverse Split”). On August 9, 2023, we effected a reverse share split of our issued and outstanding Common Shares on the basis of one (1) Common Share for one hundred (100) Common Shares, or the Reverse Split. Unless otherwise indicated, the share and per share information in this prospectus, reflects the Reverse Split. (“August 2023 Reverse-Split”). On December 4, 2023, we effected a reverse share split of our issued and outstanding Common Shares on the basis of one (1) Common Share for seven (7) Common Shares, or the Reverse Split. Unless otherwise indicated, the share and per share information in this prospectus, reflects the Reverse Split (“December 2023 Reverse Split”).

On August 2, 2024, we effected a reverse share split of our issued and outstanding Common Shares on the basis of one (1) Common Share for eighteen (18) Common Shares, or the Reverse Split. Unless otherwise indicated, the share and per share information in this prospectus, reflects the Reverse Split (“August 2024 Reverse Split”). On December 27, 2024, we effected a reverse share split of our issued and outstanding Common Shares on the basis of one (1) Common Share for ten (10) Common Shares, or the Reverse Split. Unless otherwise indicated, the share and per share information in this prospectus, reflects the Reverse Split (“December 2024 Reverse Split”). Unless indicated or the context otherwise requires, all per share amounts and numbers of Common Shares in this prospectus supplement have been retrospectively adjusted for these reverse share splits.

References to “U.S. dollars” and “US$” are to currency of the United States of America, references to “CAD$” are to the currency of Canada, also known as the Canadian dollar and references to “NIS” are to the New Israeli Shekel, the currency of Israel. All financial information presented in this prospectus is in U.S. dollars unless otherwise expressly stated.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Shares. You should carefully read this entire prospectus and the documents and reports incorporated by reference into this prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus and the historical financial statements and the notes thereto incorporated by reference into this prospectus. You should pay special attention to the information contained under the caption titled “Risk Factors” in this prospectus, in our most recent Annual Report on Form 20-F, in any subsequent Reports of Foreign Private Issuer on Form 6-K and in other reports we file with or furnished to the Securities and Exchange Commission, or the SEC, from time to time with which are incorporated by reference into this prospectus, before deciding to buy our Securities.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a retroactive basis to reflect a reverse share split of our outstanding Common Shares at a ratio of 1 for 100, which was implemented on August 9, 2023, a reverse share split of our outstanding Common Shares at a ratio of 1 for 7, which was implemented on December 4, 2023, a reverse share split of our outstanding Common Shares at a ratio of 1 for 18, which was implemented on August 2, 2024, and a reverse share split of our outstanding Common Shares at a ratio of 1 for 10, which was implemented on December 27, 2024.

Our Company

Overview

Siyata Mobile Inc. is a B2B global developer and vendor of next-generation Push-To-Talk over Cellular handsets and accessories. Its portfolio of rugged PTT handsets and accessories enables first responders and enterprise workers to instantly communicate over a nationwide cellular network of choice, to increase situational awareness and save lives. Police, fire, and ambulance organizations as well as schools, utilities, security companies, hospitals, waste management companies, resorts and many other organizations use Siyata PTT handsets and accessories today.

In support of our Push-to-Talk handsets and accessories, Siyata also offers enterprise-grade In-Vehicle solutions and Cellular Booster systems enabling our customers to communicate effectively when they are in their vehicles, and even in areas where the cellular signal is weak.

Siyata sells its portfolio through leading U.S. cellular carriers, and through international cellular carriers and distributors in Canada, Europe, Australia and the Middle East.

Products

The Company develops, markets and sells a portfolio of rugged handheld Push-to-Talk over Cellular (“PoC”) smartphone devices. These rugged business-to-business (“B2B”) environments are focused on enterprise customers, first responders, construction workers, security guards, government agencies, utilities, transportation and waste management, amusement parks, and mobile workers in multiple industries.

In 2022, Siyata unveiled its next generation rugged device, the SD7. The SD7 is Siyata’s first mission critical push-to-talk device (“MCPTT”) and is also the first rugged handset that Siyata announced in North America in the fourth quarter of 2021, and is now shipping in North America, Europe, Middle East and Australia. The wireless carriers who have certified and are selling SD7 Handset include AT&T, FirstNet, Verizon, T-Mobile, USCellular, Bell Mobility, Telstra, and KPN. The SD7 Rugged PTT Handset is targeting first responders and enterprise customers who have previously used traditional legacy two-way Land Mobile Radios (“LMR”) but who would prefer a solution that provides wide-area coverage like a cellular device, and also one that provides the same core functionality of Push-to-Talk that they used with their previous older technology.

SD7+ Handset

Siyata has also announced the SD7+ with Body Camera, which is similar to the SD7 Handset, but it incorporates body camera functionality. The SD7+ can replace both an LMR two-way radio and a dedicated body camera device for police, security, or any customer who requires PTT and body camera functionality. The SD7+ is expected to begin shipping in the coming months.

Siyata also offers purpose built in-vehicle communication devices. In 2022, Siyata launched the VK7, a first-of-its-kind, patent-pending vehicle kit with an integrated 10-watt speaker, a simple slide-in connection sleeve for the SD7 Handset, and an external antenna connection for connecting an antenna to allow for an in-vehicle experience for the user that is similar to that from a traditional land mobile radio (“LMR”) device. The VK7 has been uniquely designed to be used with the SD7 Handset, while connecting directly into the vehicle’s power and can also connect to our cellular amplifier for better cellular connectivity. The pending patent for the VK7 Vehicle Kit provides temperature control by heating the VK7 in cold environments, and cooling the VK7 in hot environments. The VK7 can also be equipped with an external remote speaker microphone (“RSM”) to ensure compliance with hands-free communication legislation.

VK7 Vehicle Kit

Prior to the third quarter of 2023, we launched commercially a new In-Vehicle solution called Siyata Real Time View, which is a mobile DVR (Digital Video Recording) solution for monitoring first responder vehicles. As the name suggests, video streaming from forward-facing, rear-facing, side-facing, and in-cab cameras are all possible with Siyata Real Team View. We announced our first sale in June 2023 and in the third quarter of 2023 we began installing the solution into ambulances and first responder vehicles of a large first responder organization. This solution has proven to be a key tool for this organization to monitor its fleet of vehicles.

The aforementioned portfolio of solutions offers the benefits of PoC without any of the difficulties managing the current generation of rugged smart/feature phones and is ideally suited as a perfect upgrade from Land Mobile Radios (“LMR”). Used for generations, LMR has a significant number of limitations, including network incompatibility, limited coverage areas, and restricted functionality that leave a huge need for a unified network and platform. Siyata’s innovative PoC product lines are helping to service the generational shift from LMR to PoC. According to VDC Research, the LMR market is growing at a 5.9% compound annual growth rate, while the PoC market is growing at 13.6% CAGR to a projected $7 Billion by the year 2027.

UV350 In-Vehicle Device

Siyata’s customer base includes cellular network operators and their dealers, as well as commercial vehicle technology distributors for fleets of all sizes in the U.S., Canada, Europe, Australia, Middle East and other international markets.

Cellular boosters are also offered by Siyata with approximately 30 million of these devices sold globally every year. Siyata manufactures and sells Cellular boosters and accessories for enterprise, first responder and consumer customers with a focus on the North America markets. Cellular communication provides a robust, secure environment not just for remote workers, in-home and in-vehicles; but also for restaurant patrons who wish to download menus; for patients at pharmacies who need to verify identity and download scripts; for remote workers who require strong clear cellular signals; and for first responders where connectivity literally means the difference between life and death - just to name a few examples. The vehicle vertical in this portfolio complements Siyata’s rugged handsets and in-vehicle devices as these sales can be bundled through the Company’s existing sales channels.

U70P In-Building Booster	UM50 In-Vehicle Booster	UM2M In-Vehicle Booster

We offer a full line of cellular boosters, to boost cellular reception. Cellular booster kits solve issues of poor reception, dropped calls, lost data and transmission quality issues that users routinely experience on every cellular network. These easy-to-install cellular booster kits are designed for homes, cabins, offices, and buildings to improve the cellular signal reception indoors, allowing people to use their cellular phones indoors where they previously could not do so. We also offer models designed for vehicles, both wired and wireless boosters, to improve the cellular reception inside a vehicle that is driving in a weak cellular signal area. Cellular signal boosters offer kits designed to offer cellphone coverage for difference distances, including kits for a small area of 1 or 2 rooms, and more expansive solutions that will cover over 100,000 sq. ft. Our cellular signal boosters are carrier agnostic to ensure the best signal integrity, supporting 2G, 3G, 4G and soon 5G (in development) technologies on all carriers operating in North America.

Customers and Channels

In 2022, Siyata secured North American wireless carrier approvals of the SD7 Handset for use on their networks from AT&T, FirstNet, Verizon, and Bell Mobility. During 2023, Siyata added T-Mobile and USCellular to its list of North American wireless carriers who approved SD7 for use on their networks. Internationally, Telstra from Australia and KPN from the Netherlands also approved SD7 for use on their network during 2023. These wireless carriers also sell the innovative VK7 Vehicle Kit that works with the SD7 Handset. These are major milestones for the Company following Siyata’s years of experience perfecting in-vehicle cellular based technology, vehicle installations, software integration with various Push-to-Talk (“PTT”) solutions and intensive carrier certifications.

Siyata’s customer base includes cellular network operators and their dealers, as well as commercial vehicle technology distributors for fleets of all sizes in the U.S., Canada, Europe, Australia, the Middle East and other international markets.

Our rugged handsets are targeted to approximately 47 million enterprise task and public sector workers across North America including construction, transport& logistics, manufacturing, energy & utility, public safety and federal government. The North American Tier 1 cellular carriers that Siyata is working with have large scale distribution and sales channels. With an estimated 25 million commercial vehicles including 7.0 million first responder vehicles, the Company sees the North American market as its largest opportunity with a total addressable market over $19 billion. These Tier 1 cellular carriers have a keen interest in selling the VK7 Vehicle Kit with the SD7 Handset and the UV350 In-Vehicle Device as they allow for new SIM card activations and increased ARPU from existing customers with corporate and first responder fleets while targeting new customers with a unique, dedicated PTT solution.

Our Pricing

Siyata sells its products to wireless carriers and distributors who then resell the products to their customers. For wireless carriers, they are free to price the Siyata device how they choose. In most cases for significant sales opportunities the carriers are willing to subsidize the cost of the device, or bundle the device price with the SIM card and PTT service in order to secure the new activations with the associated monthly Average Revenue Per User, or ARPU.

Even our unsubsidized full Manufacturers Suggested Retail Prices (MSRP’s) are competitive compared to other LMR hardware solutions, but when our device price is subsidized or bundled, the capital and operational expense benefits to customers compared to other solutions are even greater.

Competition

Rugged Handsets Category

Our direct competitors include Sonim Technologies, Kyocera, and one ruggedized model from Samsung. These competitors also target sales of Push-to-Talk over Cellular (PoC) solutions through wireless carriers in North America and internationally. None of these competitors offer a unique solution like our SD7 Handset which focuses on a simple upgrade from two-way radios, nor do they offer an equivalent to our VK7 Vehicle Kit. These direct competitors focus on more expensive ruggedized Smartphones.

Indirectly, we compete with low-cost Push-to-Talk over Cellular devices designed and developed by various Chinese companies including Telo, Inrico, and others. These products are not approved for sale by North America wireless carriers due to lower overall device specifications which do not meet requirements of North American wireless carriers. These devices are mostly sold in international markets to highly price sensitive customers.

Indirectly, we also compete with traditional two-way LMR radios, also known as “portables” that are carried or worn on a belt and used for PTT communications. These are sold by a small number of large LMR vendors who sell directly to large first responder organizations and to large enterprise customers. They also sell through dealers and distributors to small and medium-sized commercial customers. These products are generally not sold through wireless carriers in North America or internationally. The government and enterprise customers that they target are now often considering the alternative of Push-to-Talk over Cellular since customers do not need to purchase repeaters and towers nor any government licensing for the frequencies that they use. Also, Push-to-Talk over Cellular provides much wider-area coverage, and these PoC solutions tend to be less expensive than traditional LMR radios both to purchase the PoC hardware such as the Siyata SD7 Handset, as well as to subscribe to monthly PoC service from a wireless carrier.

In-Vehicle Category

None of our competitors offer a vehicle kit like the Siyata VK7 Vehicle Kit which transforms the SD7 Handset into a robust In-Vehicle solution with loud audio, and simple PTT communication while in their vehicle. Also, we do not believe that we have any direct competitors within the in-vehicle market category in North America that provide a dedicated cellular based device for commercial and first responder vehicles, and we believe that no other company offers an In-Vehicle IoT device that is approved for sale in North America by wireless carriers.

We have several indirect competitors. Firstly, customers could choose a handheld phone along with a professionally installed third party car kit. There are car kit providers who attempt to make their car kits compatible with popular handheld phone models. By comparison, our In-Vehicle solutions offer enhanced audio quality, safety, and reception. Our In-Vehicle solutions are always active and can be used in temperature extremes. Furthermore, our In-Vehicle solutions are a complete solution from one supplier, as opposed to buying separately from two different companies and assembling a phone and a car kit that offers no proven compatibility.

Our second group of indirect competitors are rugged tablets that can be placed in a mount. Our In-Vehicle solutions offer better audio quality, better safety, better cellular reception, which are always on and ready to be used. Also, compared to a tablet, the UV350 can also make cellular calls including emergency 911 calls whereas the tablet cannot as it is a data only device.

Our third group of indirect competitors are In-Vehicle Two-way LMR Radios also knows as “mobiles”. Not only can the UV350 make phone calls which the LMR radio cannot, but our In-Vehicle solutions offer much better coverage due to using the cellular network as opposed to a limited two-way radio network. And the UV350 can support downloadable Android apps and can serve as a modem for IoT devices and as a Wi-Fi hotspot for further connectivity options and more.

Our fourth group of indirect competition is a leading global LMR vendor who offers an In-Vehicle device which is a Push to Talk over Cellular device, compatible only with its own OEM’s PTT application, and as it is not a smartphone based device so it does not offer any downloadable apps (fleet management, GPS tracking, live video feed, etc.) nor the ability to make a phone call over the wireless network. This LMR vendor sells the In-Vehicle device directly to customers and through its dealer channel, but not through wireless carriers.

Cellular Boosters Category

Within the Cellular Booster category, we have several direct competitors, including Wilson Electronics, LLC, Nextivity Inc., and SureCall Company.

Intellectual Property

We own two patents that we acquired from ClearRF, as discussed below, and we have entered into several licensing agreements for the use of a trademark and certain patents.

Wilson Electronics LLC

Effective January 1, 2018, Signifi Mobile Inc., the Company’s wholly owned subsidiary, entered into an agreement with Wilson Electronics, LLC to permit the Company to utilize several of Wilson Electronics’ patents related to cellphone boosters (the “Wilson Agreement”). The Wilson Agreement grants the Company an indefinite right to utilize its cellphone booster-related patents in exchange for paying Wilson Electronics, LLC a royalty fee for boosters sold by the Company. The Wilson Agreement remains in force until the Wilson patents on the Booster products expire.

Via Licensing Corporation

Effective June 8, 2018, the Company entered into two separate licensing agreements with Via Licensing Corporation to utilize worldwide patents related to the coding and decoding of “android” software as well as access and download within the “LTE/ 4G” network. This patent is for an initial period of 5 years and can be extended for a further 5-year term. The Company has the right at any time during the term on any extension hereof, to terminate these agreements upon providing 60 days advanced notice of termination. The quarterly royalty fees are based solely on product sales and is a percentage formula based upon the number of units sold, the country manufactured and the country location of the end customer. There are no minimum royalty fees payable according to the agreement.

eWave Mobile Ltd.

Effective October 1, 2017, we entered into an Asset Purchase Agreement with eWave Mobile Ltd., or eWave, for the purchase of certain distribution rights and contracts in connection with the right to sell and distribute in Israel certain cellular devices for the push to talk market, or the eWave Supplies, in exchange for $700,000 in cash and issued shares of common stock of the Company equal to $700,000. Additionally, we shall pay eWave 50% of up to $1,500,000 in net profit that we earn from sales related to the eWave Suppliers, and 25% thereafter of the net profit exceeding $1,500,000.

Clear RF, LLC

On March 31, 2021, the Company’s indirectly and wholly owned subsidiary ClearRF Nevada Inc. acquired all of the issued and outstanding interests of Clear RF, LLC, or ClearRF, a Washington State limited liability company, for a total purchase price of US$700,000 in a combination of cash and Common Shares. ClearRF produces M2M (machine-to-machine) cellular amplifiers for commercial and industrial M2M applications and offers patented direct connect cellular amplifiers and patented auto gain & oscillation control designed for M2M and “internet-of-things.” Or IoT, applications. Two patents (described below) held by ClearRF were subsequently transferred and assigned to ClearRF Nevada following the closing of this acquisition.

i.	RF Passive Bypass technology enables tethered devices to communicate through the amplifier network, even if the amplifier loses power, or when the signal is not required, a key differentiator amongst competitors, in particular for mission-critical applications and first responder vehicles that require constant clear cellular coverage and connectivity.

ii.	Auto Gain & Oscillation Control detects the level of incoming signal strength and self-adjusts output power to ensure maximum signal strength. This feature is vital for telematics (mobile) M2M applications because the amplifier will be in constant motion and will require periodic self-adjustment based on changing incoming signal environment.

Seasonality

We do not experience any effects of seasonality it our business. Our products are designed to function at full capacity under all weather conditions and therefore, we do not experience any shifts in our sales patterns.

Recent Developments

The Equity Line of Credit (January 2025)

On January 14, 2025, we entered into an Equity Purchase Agreement (the “ELOC Purchase Agreement” or “ELOC”) with Hudson Global Ventures, LLC (the “Investor”), pursuant to which the Company commenced exercising its right, but not an obligation to sell to the Investor, and the Investor commenced purchasing from the Company up to US$18,000,000 worth of the Company’s common shares, no par value per share at the Company’s sole discretion over the next 24 months, subject to certain conditions precedent and other limitations, and the Company also issued 540 shares of Class C preferred stock of the Company as a commitment fee under the ELOC Purchase Agreement to the Investor (the “Commitment Shares”) at purchase price then determined as per the terms and conditions of the ELOC Purchase Agreement.

Pursuant to the ELOC Purchase Agreement, the Company sold and issued 3,187,155 ELOC Shares, for the total proceeds of $5,188,265, out of the total US$18,000,000 facility, as registered and pursuant to a registration statement on Form F-1, initially filed with the Securities and Exchange Commission, or the SEC, on January 21, 2025, and declared effective on January 27, 2025 (the “Prior Registration Statement”). Further to this, and supplementing the same, the Company is now filing the current registration statement to register additional 11,000,000 ELOC Shares, for the total proceeds of approx. $12,811,735, on the same terms and conditions as were applicable earlier.

To this, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a put notice from time to time, to purchase the ELOC Shares (i) in a minimum amount not less than $25,000.00 and (ii) in a maximum amount up to the lesser of (a) $2,000,000 or (b) 200% of the average trading volume of the Company’s common shares on the Nasdaq during the five (5) Trading Days immediately preceding the respective put notice date multiplied by the lowest closing price of the Company’s common shares on the Nasdaq during the five (5) trading days immediately preceding the respective put notice date. The Company’s right to issue a put notice for the ELOC Shares as was and will remain to be subject to general terms and conditions as stipulated under the ELOC, including there being an effective registration statement covering the ELOC Shares.

Pursuant to the ELOC, and subject to the Prior Registration Statement, we may now issue and sell up to $12,811,735 of Common Shares to the Investor, out of the of the total $18 million original facility. The price at which we may issue and sell shares will remain to be 87.5% of the lowest daily volume weighted average price of the Company’s Common Shares on the NASDAQ during the five (5) trading days immediately preceding the respective put notice date, in each case as reported by Quotestream or other reputable source designated by the Selling Shareholder (the “Market Price”). The lowest traded price of the common shares in the ten (10) Trading Days immediately preceding the respective Put Date must exceed $0.15 per share. This Agreement may not be assigned by either Party.

The obligation of the Investor to purchase shares of our common shares under the ELOC begins on the date of the ELOC Purchase Agreement, subject to the satisfaction of the conditions set forth in the ELOC Purchase Agreement (including that a registration statement that we agreed to file with the SEC pursuant to the registration rights agreement remains effective), and ends on the earlier of (i) the date on which the Investor shall have purchased common shares pursuant to the ELOC Purchase Agreement equal to the Maximum Commitment Amount, (ii) twenty-four (24) months after the date of the ELOC Purchase Agreement (the “Commencement Date”), (iii) written notice of termination by us, or (iv) the registration statement is no longer effective after the initial effective date of the registration statement, or (v) our bankruptcy or similar event (the “Commitment Period”). We have, and will continue to control the timing and amount of any sales of our common shares to the Investor.

During the Commitment Period, the purchase price to be paid by the Investor for the common shares under the ELOC Purchase Agreement will be 87.5% of the Market Price, which is defined as the lesser of the (i) closing price of the common shares on its principal market on the trading day immediately preceding the respective Put Date (as defined in the ELOC Purchase Agreement), or (ii) lowest closing price of the common share during the Valuation Period (as defined in the ELOC Purchase Agreement), in each case as reported by Quotestream or other reputable source designated by the Investor. The actual amount of proceeds we receive pursuant to each put notice is to be determined by multiplying the amount requested in the put notice by the applicable purchase price.

Additionally, a put notice shall not be deemed delivered to the Investor during the period beginning on the Put Date of the immediately prior put notice and continuing through the date that is three (3) Trading Days following the Clearing Date (as defined in the ELOC Purchase Agreement) associated with the immediately prior put notice (the “Cooldown Period”), provided, however, that the respective Cooldown Period shall not apply to the immediately prior put notice if (i) the common shares for the immediately prior put notice have been delivered to the Selling Shareholder pursuant to the terms of the ELOC Purchase Agreement, and (ii) the trading volume of the common shares on any trading day during the respective Cooldown Period exceeds 400% of the total common shares of the immediately prior put notice.

The net proceeds from sales, if any, under the ELOC Purchase Agreement, will depend on the frequency and prices at which we sell shares to the Investor. To the extent we sell shares under the ELOC Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and other general corporate purposes.

In relation to the Shares, the Company had also entered into a registration rights agreement, dated January 14, 2025 (the “Registration Rights Agreement”) with the Investor, pursuant to which the Company agreed to submit to the U.S. Securities and Futures Commission (the “SEC”) an initial registration statement on Form F-1 (the registration statement, as amended, the “Registration Statement”) within forty-five (45) days from the date of the ELOC Purchase Agreement, covering the resale of the common shares issuable upon conversion of the Commitment Shares and the ELOC, which may have been, or which may from time to time be, issued under the ELOC Purchase Agreement for public resale, and to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC. The Company is filing the current registration statement, and filed the Prior Registration Statement, further to the aforementioned Registration Rights Agreement.

The ELOC Purchase Agreement and the Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the ELOC Purchase Agreement were made only for purposes of the ELOC Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

Effect of Performance of the Equity Purchase Agreement on Our Shareholders

Except as accounted for the Prior Registration Statement, all 11,000,000 shares registered under this offering which have been or may be issued or sold by us to the Investor are expected to be freely tradable. It is anticipated that shares registered in this offering that are to be issued pursuant to the ELOC Purchase Agreement will be sold over a period of up to 24-months commencing on the Commencement Date. The sale by the Investor of a significant amount of shares registered in this offering at any given time could cause the market price of our common shares to decline and to be highly volatile. Sales of our common shares to the Investor, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Investor all, some or none of the shares of our common shares that may be available for us to sell pursuant to the ELOC Purchase Agreement, except for the part of the Facility already used and utilized. If and when we do sell shares to the Investor, after the Investor has acquired the shares, the Investor may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Investor by us under the ELOC Purchase Agreement may result in substantial dilution to the interests of other holders of our common shares. In addition, if we sell a substantial number of shares to the Investor under the ELOC Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to the Investor and the ELOC Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the ELOC Purchase Agreement, we have the right, but not the obligation, to direct the Investor to purchase up to $12,811,735 of our common shares , out of the total US$18,000,000 facility. Depending on the price per share at which we sell our common share to the Investor pursuant to the ELOC Purchase Agreement, we may need to sell to the Investor under the ELOC Purchase Agreement  more shares of our common shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $18,000,000 total commitment available to us under the ELOC Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by the Investor under this prospectus is dependent upon the number of shares we direct the Investor to purchase under the ELOC Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from the Investor from the sale of 11,000,000 shares of our Common Stock that we are registering hereby that we may issue and sell to the Investor in the future under the ELOC Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares of Common Shares After Giving Effect to the Sales to the Investor (2)	Gross Proceeds from the Future Sale of Shares to the Investor under the ELOC (1)
$0.8153		11,000,000	216%	$8,968,215
$0.9318		11,000,000	216%	$10,249,388
$1.0482		11,000,000	216%	$11,530,562
$1.1647	(3)	11,000,000	216%	$12,811,735
$1.2812		10,000,000	196%	$12,811,735
$1.3976		9,166,666	180%	$12,811,735
$1.5141		8,461,538	166%	$12,811,735

(1)	Although the ELOC Purchase Agreement provides that we may sell up to $18,000,000 of our common shares to the Investor, given we have taken down and utilized $5,188,265 of facility pursuant to the Prior Registration Statement, we are only registering 11,000,000 shares of our common shares for resale under the registration statement of which this prospectus forms a part, which amounts to a total of $12,811,735 of facility left over under the original ELOC Purchase Agreement. Therefore, only 11,000,000 of such shares may be issued and sold to the Investor for cash consideration in purchases under the ELOC Purchase Agreement from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date, which may or may not cover all the shares of our Common Stock we ultimately sell to the Investor under the ELOC Purchase Agreement, if any, depending on the purchase price per share (accounting for the insurances and sales made further to the Prior Registration Statement). We have included in this column only the 11,000,000 shares that we may issue and sell to the Investor for cash consideration in purchases under the ELOC Purchase Agreement that are being registered for resale in the offering made by this prospectus, without regard for the Beneficial Ownership Cap.

(2)	The denominator is based on 5,097,185 shares of our common shares outstanding as of May 19, 2025. The numerator is based on the number of shares of our common shares set forth in the adjacent column.

(3)	The closing sale price per share of our common shares on May 14, 2025.

Merger Agreement

On February 26, 2025, the Company entered into a Merger Agreement with Core Gaming, Inc., a Delaware corporation, and Siyata Core Acquisition U.S., Inc., a Delaware Corporation and wholly-owned subsidiary of the Company (“Merger Sub”). The Company, Merger Sub and Core Gaming may each be referred to hereinafter as a “Party” and, collectively, as the “Parties.”

Merger

Pursuant to the Merger Agreement, the Parties will effect the following transactions:

a)	“Core” will merge with and into Merger Sub, with “Core” continuing as the surviving entity and a wholly owned subsidiary of the Company.

b)	In exchange for the outstanding shares of “Core” common stock, the Company will issue common shares to the shareholders of “Core” based on an exchange ratio calculated as $160,000,000 divided by the volume-weighted average closing price of the Company’s common shares on the Nasdaq Stock Market LLC for the 10-day trading period immediately preceding the effective time of the Merger;

c)	On the Closing Date (as defined in the Merger Agreement), the Parties will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of Delaware. The Merger will become effective on the date and time specified in the Certificate of Merger (the “Effective Time”); and

d)	At the Effective Time, all assets, properties, rights, privileges, powers, and franchises of “Core” and Merger Sub will vest in the “Core” as the surviving corporation in the Merger.

In the event that the number of “Core’s common shares (the “Legacy Siyata Shares”) held by “Core” stockholders who are “Core” stockholders immediately prior to the Effective Time (the “Legacy Stockholders”) would equal, following issuance of the merger consideration shares, less than 10% of the issued and outstanding common shares of Siyata on a fully diluted basis, then Siyata shall declare a stock dividend on the Legacy Siyata Shares outstanding as of the record date that is one business day prior to the Effective Time, such that the number of Siyata common shares held by the Legacy Stockholders represents at least 10% of the then-issued and outstanding common shares of Siyata. The stock dividend, if any, shall be paid on a date that is no more than six months after the Effective Time.

The following diagram illustrates our corporate structure as of the date of this prospectus:

The following diagram illustrates our corporate structure after the consummation of as of the merger with Core:

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising from the ordinary course of business. Other than as set forth below, there are currently no claims or actions pending against us, the ultimate disposition of which could have a material adverse effect on our results of operations, financial condition or cash flows.

On June 11, 2024, we received a demand letter from a law firm representing a financial advisory firm seeking to collect $457,477 relating to an unpaid invoice for financial services allegedly rendered by such firm. We are currently evaluating the claim with counsel. We intend to defend ourselves and cannot estimate our chance of loss at this time.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $7.5 million in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the U.S. federal securities laws. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis;”

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information

We are organized as a corporation under the laws of British Columbia, Canada, and maintain our registered and records office at 7404 King George Blvd., Suite 200, King’s Cross, Surrey, British Columbia V3W 1N6, Canada. The principal place of business is located at 1751 Richardson Suite 2207, Montreal, Quebec Canada H3K-1G6. Our telephone number is (514) 500-1181 and our website is located on the internet at https://www.siyatamobile.com. The information contained on our website does not constitute part of this prospectus.

The Company was incorporated on October 15, 1986 as Big Rock Gold Ltd. as a corporation under the Company Act of British Columbia. On April 5, 1988, the Company changed its name to International Cruiseshipcenters Corp. On June 24, 1991, the Company changed its name to Riley Resources Ltd. Effective January 23, 1998, the Company consolidated its share capital on an eight-to-one basis and changed its name to International Riley Resources Ltd. Effective November 22, 2001, the Company consolidated its share capital on a five-to-one basis and changed its name to Wind River Resources Ltd. On January 3, 2008, the Company changed its name to Teslin River Resources Corp.

On July 24, 2015, Teslin River Resources Corp, completed a reverse acquisition by way of a three-cornered amalgamation, pursuant to which the Company acquired certain telecom operations of an Israel-based cellular technology company and changed its name to Siyata Mobile Inc.

On June 7, 2016, the Company acquired all of the issued and outstanding shares of Signifi Mobile Inc. (“Signifi”).

In March 2021, the Company acquired, through a wholly owned subsidiary formed by Signifi, all the outstanding units of Clear RF LLC (“Clear RF”).

The Company was registered with the TSXV under the symbol SIM, commenced trading on OTCQX under the symbol SYATF from May 11, 2017 until September 25, 2020, at which time the Company’s Common Shares were listed only on the Nasdaq Capital Market.

The Offering

Securities being offered by the Investor:	The ELOC Shares that we may elect, in our sole discretion, to issue and sell to the Investor, from time to time from, in a maximum offering amount of up to $12,811,735 (out of the total $18 million original facility), which would represent approximately 11,000,000 Common Shares based on the near closing price of our shares on the Nasdaq on May 14, 2025, of $1.13 per share.

Common Shares outstanding immediately prior to this offering:	5,097,185 Common Shares.

Common Shares to be outstanding after this offering:(1)	16,097,185 Common Shares.

Use of proceeds:	We will not receive any proceeds from any sale of the ELOC Shares by the Investor. However, we may receive up to and not exceeding $12,811,735 in aggregate gross proceeds from the Investor under the ELOC Purchase Agreement in connection with sales of our ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement after the date of this prospectus. We intend to use any proceeds from the facility for working capital and general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds”.

Dividend policy:	We have never declared or paid any dividends on our Common Shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain any future earnings to fund business development and growth, and we do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

Risk factors:	Investing in our Securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15.

Plan of Distribution:	The Investor may sell all or a portion of the ELOC Shares beneficially owned by them and offered hereby from time to time directly in a number of different ways. Registration of the ELOC Shares covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Trading market and symbol:	Our Common Shares and Prior Warrants are listed on the Nasdaq Capital Market under the symbols “SYTA” and “SYTAW,” respectively. The Common Shares offered hereby will trade on the Nasdaq Capital Market under the symbol “SYTA.”

Transfer agent:	The transfer agent and registrar for our Common Shares is Computershare Inc.

(1)	The number of Common Shares outstanding immediately following this offering is based on 5,097,185 Common Shares outstanding as of May 19, 2025 and excludes:

	●	11 Common Shares issuable upon the exercise of stock options outstanding under our 2016 Stock Option Plan, as amended, with a weighted-average exercise price of $250,855 per share;

●	24 Common Shares issuable upon the exercise of restricted share units outstanding under the 2016 Stock Option Plan, as amended, with a weighted-average exercise price of $NIL per share;

●	150 Common Shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $235,121 per share;

●	101 Common Shares issuable upon the exercise of outstanding investment banker’s warrants with a weighted average exercise price of $35,641 per share;

●	Common Shares issuable upon the conversion of the 215 Class C Preferred Shares, issued on January 16, 2025 as described in “Summary – Recent Developments”;

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information— D. Risk Factors” in our 2024 Annual Report, which we filed with the SEC on April 21, 2025, as updated by other reports and documents we file with, or furnish to, the SEC and that are incorporated by reference herein. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Documents Incorporated by Reference.” If one or more of those risks is realized, that could adversely impact our business, financial condition or results of operations.

Risks Related to This Offering and Ownership of Our Securities

It is not possible to predict the actual number of ELOC Shares, if any, we will sell under the ELOC Purchase Agreement to the Investor, or the actual gross proceeds resulting from those sales.

Effective as of January 14, 2025, we entered into the ELOC Purchase Agreement with the Investor, pursuant to which the Investor committed to purchase up to $18,000,000 of shares of the Company’s Common Shares, subject to certain limitations and conditions set forth in the ELOC Purchase Agreement. The Company’s Common Shares that may be issued under the ELOC Purchase Agreement may be sold by us to the Investor at our discretion from time to time. Off these, we registered, issued, and sold 3,187,155 Common Shares, for the offering proceeds of up to $5,188,265, pursuant to the registration statement on Form F-1, initially filed with the SEC on January 21, 2025, and declared effective on January 27, 2025.

We generally have the right to control the timing and amount of any sales of our Common Shares to the Investor under the ELOC Purchase Agreement. Sales of the Company’s Common Shares, if any, to the Investor under the ELOC Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Investor all, some or none of the Company’s Common Shares that may be available for us to sell to the Investor pursuant to the ELOC Purchase Agreement.

Because the purchase price per share to be paid by the Investor for the Company’s Common Shares that we may elect to sell to the Investor under the ELOC Purchase Agreement, if any, will fluctuate based on the market prices of the Company’s Common Shares prior to each issuance made pursuant to the ELOC Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of the Company’s Common Shares that we will sell to the Investor under the ELOC Purchase Agreement, the purchase price per share that the Investor will pay for shares purchased from us under the ELOC Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Investor under the ELOC Purchase Agreement, if any.

Moreover, although the ELOC Purchase Agreement provides that we may sell up to an aggregate of $18,000,000 of shares of the Company’s Common Shares to the Investor, only $12,811,735 out of the total and entire $18,000,000 original facility, which would currently represent approximately 11,000,000 Common Shares are being registered for resale under the registration statement that includes this prospectus. If we elect to sell to the Investor all of the 11,000,000 shares of the Company’s Common Shares being registered for resale under this prospectus, depending on the market price of the Company’s Common Shares prior to each advance made pursuant to ELOC Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $12,811,735, and the total $18,000,000, available to us under the ELOC Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to the Investor under the ELOC Purchase Agreement more than the 11,000,000 shares of the Company’s Common Shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $12,811,735 out of the total $18,000,000 under the ELOC Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Investor of any such additional shares of the Company’s Common Shares we wish to sell from time to time under the ELOC Purchase Agreement, which the SEC must declare effective. Any issuance and sale by us under the ELOC Purchase Agreement of the Company’s Common Shares in addition to the 11,000,000 shares of the Company’s Common Shares being registered for resale by the Investor under the registration statement that includes this prospectus could cause additional dilution to our stockholders.

We are not required or permitted to issue any shares of the Company’s Common Shares under the ELOC Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, the Investor will not be required to purchase any shares of the Company’s Common Shares if such sale would result in the Investor’s beneficial ownership exceeding 4.99% of the then issued and outstanding shares of the Company’s Common Shares. Our inability to access a part or all of the amount available under the ELOC Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Investors who buy ELOC Shares from the Investor at different times will likely pay different prices.

Pursuant to the ELOC Purchase Agreement, we will have discretion, to vary the timing, price and number of shares sold to the Investor. If and when we elect to sell the ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement, after the Investor has acquired such ELOC Shares, the Investor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Investor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Investor in this offering as a result of future sales made by us to Investor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Investor under the ELOC Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

The sale of a substantial amount of ELOC Shares and Shares in the public market could adversely affect the prevailing market price of our Common Shares.

We are registering for resale an aggregate of up to $12,811,735 out of the total $18,000,000 of ELOC Shares. Sales of substantial amounts of our Common Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Shares. We cannot predict if and when the Investor may sell such shares in the public markets. Furthermore, in the future, we may issue additional Common Shares or other equity or debt securities convertible into Common Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Outstanding warrants and future sales of our Securities may further dilute the Common Shares and adversely impact the price of our Common Shares.

As of May 19, 2025, we had 5,097,185 Common Shares issued and outstanding. As of May 19, 2025, we have outstanding unexercised warrants to purchase 150 Common Shares as of May 19, 2025 that expire between September 25, 2025 until infinity (as 56 warrants have no expiry date). If the holder of our free trading shares wanted to sell these shares, there might not be enough purchasers to maintain the market price of our Common Shares on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our Common Shares and the value of your investment.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Common Shares or other securities convertible into or exchangeable for our Common Shares that could result in further dilution to the investor purchasing our Common Shares in this offering or result in downward pressure on the price of our Common Shares. We may sell our Common Shares or other securities in any other offering at prices that are higher or lower than the prices paid by the investor in this offering, and the investor purchasing shares or other securities in the future could have rights superior to existing shareholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our Common Shares in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

The market for our Common Shares may not provide investors with adequate liquidity.

Liquidity of the market for our Common Shares depends on a number of factors, including our financial condition and operating results, the number of holders of our Common Shares, the market for similar securities and the interest of securities dealers in making a market in the securities. We cannot predict the extent to which investor interest in the Company will maintain a trading market in our Common Shares, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling Common Shares that they hold.

Since we do not expect to pay any cash dividends for the foreseeable future, investors may be forced to sell their stock in order to obtain a return on their investment.

We do not anticipate declaring or paying in the foreseeable future any cash dividends on our capital stock. Instead, we plan to retain any earnings to finance our operations and growth plans discussed elsewhere or incorporated by reference in this prospectus. Accordingly, investors must rely on sales of their Common Shares after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our Common Shares.

The trading price of our Common Shares has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

Our share price is highly volatile. During the period from January 1, 2025 to May 20, 2025, the closing price of our Common Shares ranged from a high of $9.85 per share to a low of $0.98 per share. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your Common Shares at or above the public offering price and you may lose some or all of your investment.

Our management will have broad discretion over the use of the proceeds we receive from the sale of the ELOC Shares made pursuant to the ELOC Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of the ELOC Shares made pursuant to the ELOC Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not enhance our operating results or the value of our Common Shares.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Common Shares and Prior Warrants.

In order to maintain the listing of our Common Shares and Prior Warrants on the Nasdaq Capital Market, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with such applicable listing standards.

In addition, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(iii), if the Company’s Common Shares trade below $0.10 per share for 10 consecutive trading days, the Company could be subject to a Nasdaq delisting notification which could result in the delisting of the Company’s Common Shares from the Nasdaq Capital Market immediately unless appealed or unless the Nasdaq provides a compliance period in which to cure such bid price deficiency.

If the Common Shares are not listed on Nasdaq at any time after this offering, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity;

●	a determination that the Common Shares are a “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Common Shares;

●	a limited amount of news and analyst coverage for our Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Upon delisting from the Nasdaq Capital Market, our Common Shares would be traded over-the-counter inter-dealer quotation system, more commonly known as the OTC. OTC transactions involve risks in addition to those associated with transactions in securities traded on the securities exchanges, such as the Nasdaq Capital Market, or Exchange-listed Stocks. Many OTC stocks trade less frequently and in smaller volumes than Exchange-listed Stocks. Accordingly, our stock would be less liquid than it would be otherwise. Also, the values of OTC stocks are often more volatile than Exchange-listed Stocks. Additionally, institutional investors are usually prohibited from investing in OTC stocks, and it might be more challenging to raise capital when needed.

In addition, if our Common Shares are delisted, your ability to transfer or sell your Common Shares may be limited and the value of those securities will be materially adversely affected.

If our Common Shares become subject to the penny stock rules, it may be more difficult to sell our Common Shares.

The Securities and Exchange Commission (“SEC” or the “Commission”) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTC Bulletin Board does not meet such requirements and if the price of our Common Shares is less than $5.00 and our Common Shares are no longer listed on a national securities exchange such as Nasdaq, our stock may be deemed a penny stock. The penny stock rules require a broker-dealer, at least two business days prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver to the customer a standardized risk disclosure document containing specified information and to obtain from the customer a signed and dated acknowledgment of receipt of that document. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Shares, and therefore shareholders may have difficulty selling their shares.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq Listing Rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, Nasdaq Listing Rules also require foreign private issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq Listing Rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, and certain Common Share issuances. We intend to comply with the requirements of Nasdaq Listing Rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. We may, however, consider following home country practice in lieu of the requirements under Nasdaq Listing Rules with respect to certain corporate governance standards which may afford less protection to investors.

We may issue additional debt and equity securities, which are senior to our Common Shares as to distributions and in liquidation, which could materially adversely affect the market price of our Common Shares.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders.

Any additional preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our common shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your common shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without approval of holders of our common shares, which could materially adversely affect the market share price of our common shares.

We are governed by the corporate laws of British Columbia, Canada which in some cases have a different effect on shareholders than the corporate laws of the United States.

We are governed by the Business Corporations Act (British Columbia) (the “Business Corporations Act”) and other relevant laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. jurisdiction, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. The material differences between the Business Corporations Act and Delaware General Corporation Law (the “DGCL”) that may have the greatest such effect include, but are not limited to, the following: (i) for certain corporate transactions (such as mergers and amalgamations or amendments to our articles) the Business Corporations Act generally requires the voting threshold to be a special resolution approved by 662∕3% of shareholders, or as set out in the articles, as applicable, whereas DGCL generally only requires a majority vote; and (ii) under the Business Corporations Act a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

U.S. holders of the Company’s shares may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

The rules governing “passive foreign investment companies” (“PFICs”) can have adverse effects on U.S. Holders (as defined below in “Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes. Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value of our assets (generally, using a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (including cash), we would be characterized as a PFIC for U.S. federal income tax purposes. The determination of whether we are a PFIC, which must be made annually after the close of each taxable year, depends on the particular facts and circumstances and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. Our status as a PFIC will depend on the composition of our income and the composition and value of our assets (including goodwill and other intangible assets), which will be affected by how, and how quickly, we spend any cash that is raised in this offering or in any other subsequent financing transaction.

If we are a PFIC, a U.S. Holder would be subject to adverse U.S. federal income tax consequences, such as ineligibility for certain preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. Holder may in certain circumstances mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund, or QEF, or, if shares of the PFIC are “marketable stock,” which such term includes the Common Shares, for purposes of the PFIC rules, by making a mark-to-market election with respect to the shares of the PFIC. U.S. Holders should be aware that, for each tax year, if any, that we are a PFIC, we can provide no assurances that we will satisfy the record keeping requirements of a PFIC, or that we will make available to U.S. Holders the information such U.S. Holders require to make a QEF election with respect to us, and as a result, a QEF election may not be available to U.S. Holders. For more information, see the discussion below under “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Considerations.” You should consult your own tax advisors regarding the potential consequences to you if we were or were to become a PFIC, including the availability, and advisability, of, and procedure for making, QEF elections and mark-to-market elections.

The unfavorable outcome of any future litigation, arbitration or administrative action could have a significant adverse impact on our financial condition or results of operations.

From time to time, we are a party to litigation, arbitration, or administrative actions. Our financial results and reputation could be negatively impacted by unfavorable outcomes to any future litigation or administrative actions, including those related to the Foreign Corrupt Practices Act, the U.K. Bribery Act, or other anti-corruption laws. There can be no assurances as to the favorable outcome of any litigation or administrative proceedings. In addition, it can be very costly to defend litigation or administrative proceedings and these costs could negatively impact our financial results.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our securities would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our securities could decrease, which might cause our stock price and trading volume to decline.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In the future, we would lose our foreign private issuer status if (i) more than 50% of our outstanding voting securities are owned by U.S. residents and (ii) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq Capital Market. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the federal securities laws. For as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We can remain an “emerging growth company” for up to five fiscal years from the completion of our initial public offering in September 2020, although, if we have more than US$1.235 billion in annual revenue, if the market value of our common shares held by non-affiliates exceeds US$700 million as of June 30 of any year, or we issue more than US$1.0 billion of non-convertible debt over a three-year period before the end of that five-year period, we would cease to be an “emerging growth company” as of the following December 31. Investors could find our common shares less attractive if we choose to rely on these exemptions. If some investors find our common shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common shares and our share price may be more volatile. We have elected not to take advantage of the extended transition period allowed for emerging growth companies for complying with new or revised accounting guidance as allowed by Section 7(a)(2)(B) of the Securities Act.

We incur significant increased costs as a result of operating as a public company in the United States, and our management is required to devote substantial time to new compliance initiatives.

As a public company in the United States, we incur significant legal, accounting and other expenses that we did not incur previously. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which requires, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive-compensation-related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the pricing of their initial public offering. We intend to take advantage of this new legislation but cannot assure you that we will not be required to implement these requirements sooner than planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our consolidated net loss and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with International Financial Reporting Standards.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2024, 2023 and 2022, our independent registered public accountants identified 3, 3, and 4 material weaknesses, respectively, in our internal control over financial reporting.

We have taken steps to remediate these material weaknesses, and to further strengthen our accounting staff and internal controls, as described above. These measures have only partially remediated the material weaknesses identified in 2024 and 2023 as discussed above. We cannot be certain that other material weaknesses and control deficiencies will not be discovered in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting, cause the market price of our Common Shares to decline, and we could be subject to sanctions or investigations by Nasdaq, the Securities and Exchange Commission, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Those statements appear in this prospectus and the documents incorporated herein by reference, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Forward-looking statements include, but are not limited to, statements about:

●	the size and growth potential of the markets for our products, and our ability to serve those markets;

●	the rate and degree of market acceptance of our products;

●	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;

●	impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;

●	our ability to compete effectively in a competitive industry;

●	our ability to obtain funding for our operations and effectively utilize the capital raised therefrom;

●	our ability to attract collaborators and strategic partnerships;

●	our ability to meet the continued listing requirements and standards of the Nasdaq Capital Market, or Nasdaq;

●	our ability to meet our financial operating objectives;

●	the availability of, and our ability to attract, qualified employees for our business operations;

●	general business and economic conditions;

●	our ability to meet our financial obligations as they become due;

●	positive cash flows and financial viability of our operations and any new business opportunities;

●	our ability to secure intellectual property rights over our proprietary products or enter into license agreements to secure the legal use of certain patents and intellectual property;

●	our ability to be successful in new markets;

●	our ability to avoid infringement of intellectual property rights;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas; and

●	the effects of the global COVID-19 pandemic and the war in Ukraine.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

Any sales of ELOC Shares by the Investor pursuant to this prospectus will be solely for the Investor’s account. We will not receive any proceeds from any such sales. However, we may receive up to $12,811,735, out of the total $18,000,000, in aggregate gross proceeds from the Investor under the ELOC Purchase Agreement in connection with sales of our ELOC Shares to the Investor pursuant to the ELOC Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of the ELOC Shares sold and the price at which the ELOC Shares are sold by us under the ELOC Purchase Agreement. The use of the Facility under the ELOC Purchase Agreement is subject to certain conditions, including the effectiveness of the registration statement of which this prospectus forms a part. Therefore, funds from the $12,811,735 gross purchase price will not be immediately available, if at all, to us, and there can be no assurances that the Facility will be available to us at all times during its term or that such purchase price will ever become available. See “Plan of Distribution” and elsewhere in this prospectus for more information.

We intend to use any proceeds from the Facility for working capital and general corporate purposes. We will have broad discretion in the way we use these proceeds. See “Risk Factors.”

The Investor will pay or assume any discounts, commissions or concessions received by them except as set forth in the ELOC Purchase Agreement. We will bear all other costs, fees and expenses incurred in effecting the registration of the ELOC Shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of counsel and independent registered public accountants.

We cannot currently determine the price or prices at which the ELOC Shares may be sold by the Investor under this prospectus.

DIVIDEND POLICY

We have not, since the date of our incorporation, declared or paid any dividends or other distributions on our Common Shares, and do not currently have a policy with respect to the payment of dividends or other distributions. We do not currently pay dividends and do not intend to pay dividends in the foreseeable future. The declaration and payment of any dividends in the future is at the discretion of the Board and will depend on numerous factors, including compliance with applicable laws, financial performance, working capital requirements of the Company and its subsidiaries, as applicable and such other factors as its directors consider appropriate.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale by the selling shareholder indicated below (the “Selling Shareholder”) of 11,000,000 ELOC Shares that we may, in our discretion, elect to issue and sell to the Investor, from time to time after the date of this prospectus, pursuant to the ELOC Purchase Agreement. We are registering the Common Shares pursuant to the provisions of the Registration Rights Agreement we entered into with the Investor on January 14, 2025, in order to permit it to offer the shares for resale from time to time. Except for the transactions contemplated by the ELOC Purchase Agreement, the Prior Registration Statement, and the Registration Rights Agreement or as otherwise disclosed in this prospectus (and the information incorporated by reference herein), the Investor has not had any material relationship with us within the past three years, except for certain prior investments in our Class C Preferred Shares discussed elsewhere in this prospectus. As used in this prospectus, the term “Selling Shareholder” means the Investor.

The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the of Common Shares by the Selling Shareholder. The second column lists the number of Common Shares beneficially owned by the Selling Shareholder, based on its ownership of the Common Shares, as of May 2, 2025, without regard to any limitations on exercises or conversion, as applicable. The third column lists the Common Shares being offered by this prospectus by the Selling Shareholder.

This prospectus generally covers the resale of the sum of the maximum number of ELOC Shares. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the warrants and other warrants held by Selling Shareholders, a Selling Shareholder may not exercise any such warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99%, of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to Be Sold Pursuant to this Prospectus(1)		Number of Shares Owned After Offering	Percentage of Beneficial Ownership After Offering(2)(3)

Hudson Global Ventures, LLC(4)	0	11,000,000	(5)	0	72.60%

(1)	This number assumes the sale of the maximum amount of the Selling Shareholder’s shares to be sold pursuant to this prospectus.

(2)	Number indicated is on a fully diluted basis, rounded to the nearest hundredth digit.

(3)	Percentage ownership indicated is on a fully diluted basis.

(4)	Sepas Ahdoot and Soheil Ahdoot are the joint- owners of Hudson Global Ventures, LLC (“Hudson”) and have the voting control and investment discretion over the securities reported herein that are held by Hudson. As a result, Sepas Ahdoot and Soheil Ahdoot may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the securities reported herein that are held by Hudson.

(5)	The shares include 11,000,000 ELOC Shares.

DESCRIPTION OF SECURITIES

General

The following description of our share capital and provisions of our articles are summaries and do not purport to be complete. Reference is made to our articles, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as the “articles”).

Securities Sold in this Offering

This is an offering of our Common Shares. Our Common Shares are listed on the Nasdaq Capital Market and currently trade under the symbols “SYTA.”

All of our issued and outstanding Common Shares are fully paid and non-assessable. Our Common Shares are issued in registered form and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Common Shares will not receive a certificate in respect of such Common Shares. Our shareholders who are non-residents of British Columbia may freely hold and vote their Common Shares.

We are authorized to issue an unlimited number of Common Shares with no par value per share. Subject to the provisions of the Business Corporations Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Common Shares. No share may be issued at a discount except in accordance with the provisions of the Business Corporations Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

On September 20, 2020, the Company completed a reverse-share split of our issued and outstanding Common Shares on a 145-to-1 basis.

On August 9, 2023, the Company completed a reverse-share split of our issued and outstanding Common Shares on a 100-to-1 basis.

On December 4, 2023, the Company completed a reverse-share split of our issued and outstanding Common Shares on a 7-to-1 basis.

On August 2, 2024, the Company completed a reverse-share split of our issued and outstanding Common Shares on a 18-to-1 basis.

On December 27, 2024, the Company completed a reverse-share split of our issued and outstanding Common Shares on a 10-to-1 basis.

Except where otherwise indicated, all share and per share data in this prospectus have been retroactively restated to reflect the Reverse Split.

Prior Warrants

Overview. Our Prior Warrants were listed on the Nasdaq Capital Market and currently trade under the symbols “SYTAW.” The Prior Warrants are not a part of this offering.

The following summary of certain terms and provisions of the Prior Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agency agreement between us and the Warrant Agent, and the form of Prior Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agency agreement, including the annexes thereto, and form of Prior Warrant.

The Prior Warrants entitle the registered holder to purchase Common Shares at a price equal to $863,100 per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the closing of the public offering in September 2020.

The exercise price and number of Common Shares issuable upon exercise of the Prior Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Prior Warrants will not be adjusted for issuances of Common Shares at prices below its exercise price.

Exercisability. The Prior Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Prior Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Prior Warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Shares issuable upon exercise of the Prior Warrants until the expiration of the warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the Common Shares issuable upon exercise of the Prior Warrants, the holders of the Prior Warrants shall have the right to exercise the Prior Warrants solely via a cashless exercise feature provided for in the Prior Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder may not exercise any portion of a Prior Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding Common Shares after exercise, as such percentage ownership is determined in accordance with the terms of the warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole Common Share purchasable upon exercise of the Prior Warrants is no less than 100% of public offering price of the units that were previously offered by the Company. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares. No fractional Common Shares will be issued upon exercise of the Prior Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company will round up or down, as applicable, to the nearest whole share.

Transferability. Subject to applicable laws, the Prior Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent; Global Certificate. The Prior Warrants were issued in registered form under a warrant agency agreement between the Warrant Agent and us. The Prior Warrants were initially represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Prior Warrants and generally including any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Shares, the holders of the Prior Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Prior Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The Prior Warrant holders do not have the rights or privileges of holders of Common Shares or any voting rights until they exercise their warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the Prior Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Governing Law. The Prior Warrants and the warrant agency agreement are governed by New York law.

Other Securities

On October 27, 2021, we entered into a securities purchase agreement with Lind Global Partners II, LP, an investment fund managed by The Lind Partners, a New York City-based institutional fund manager (“Lind”), relating to the purchase and sale of a senior secured convertible note (the “Lind Partners Note”) for gross proceeds of $6,000,000 (the “Securities Purchase Agreement”). While the Lind Partners Note was repaid in full on November 14, 2022, the Securities Purchase Agreement pursuant to which Lind Partners acquired the Lind Notes prohibited the Company from entering into any Prohibited Transactions (as defined) without Lind Partner’s prior written consent until thirty days after such time as the Lind Note had been repaid in full and/or had been converted into Common Shares. Because the Company issued Common Shares and pre-funded warrants in a registered offering and issued Common Share purchase warrants in a concurrent private offering, both of which closed on October 12, 2022, Lind Partners waived such Prohibited Transaction provision in consideration of participating in that offering and receiving without payment therefore Common Share purchase warrants in the private placement to acquire up to 13 Common Shares at an exercise price of $28,980 per Common Share (the “Lind Waiver Warrants”). Lind did not exercise any of the said Lind Waiver Warrants pursuant to the Warrant Exercise Agreement. The Common Shares underlying the Lind Waiver Warrant have been registered on a registration statement of the Company on Form F-1, filed with the SEC on February 15, 2023, amended by Amendment No.1 to the registration statement on Form F-1/A, as filed with the SEC on March 27, 2023, and declared effective with the SEC on March 30, 2023.

On January 11, 2022, the Company completed an underwritten public offering of 57 Common Shares (or pre-funded warrants to purchase Common Shares in lieu thereof) and accompanying warrants to purchase up to 57 Common Shares. Each Common Share (or pre-funded warrant in lieu thereof) was sold together with one common warrant at a combined effective offering price of $289,800. In addition, the Company issued 12 pre-funded units (“2022 Pre-Funded Units”) at $288,540 per 2022 Pre-Funded Unit. Each 2022 Pre-Funded Unit is comprised of a one-pre-funded warrant (a “2022 Pre-Funded Warrant”) to purchase one Common Share, and one warrant to purchase one Common Share. The 2022 Pre-Funded Warrant allows the holder to acquire one Common Share of the Company at an exercise price of $1,260.00 per Common Share, and a warrant to purchase a Common Share at an exercise price of $289,800 per share. The Company also issued warrants to the placement agents to purchase 10 Common Shares at an exercise price of $318,780 per share (the “Placement Agent Warrants”), which are exercisable 180 days from January 11, 2022, with a term of five years. The fair value of the Placement Agent Warrants was determined to be $307,189 using the Black-Scholes model with the following assumptions: initial stock price $217,980, strike rate $318,780, dividend yield 0%, term 5 years, volatility 60.0% and risk-free rate 0.50%.

On October 13, 2022, the Company closed a $4.0 million underwritten registered direct offering. The Company previously entered into a securities purchase agreement with certain institutional investors to purchase approximately 125 Common Shares and 13 pre-funded warrants. In a private placement, which was consummated concurrently with the offering, the Company issued warrants to purchase up to an aggregate of 138 Common Shares. The warrants are immediately exercisable, expire 5 years from the date of issuance and have an exercise price of $28,980 per Common Share. The pre-funded warrants are immediately exercisable, expire 5 years from the date of issuance and have an exercise price of $1,260 per Common Share.

On January 19, 2023, the Company entered into warrant exercise agreements with fourteen existing accredited investors to exercise certain outstanding warrants to purchase up to an aggregate of 143 of the Company’s Common Shares. In consideration for the immediate exercise of the outstanding warrants for cash, the Company agreed to reduce the exercise price from $28,980 to $25,200 per share and issue new unregistered warrants to purchase up to an aggregate of 143 Common Shares with an exercise price of $25,200 per share. The gross proceeds to the Company from the exercise totaled approximately $3,608,571, prior to deducting warrant inducement agent fees and offering expenses. The new warrants are exercised immediately upon issuance at an exercise price of $25,200 per share and have a term of exercise equal to five years. In connection with the exercise, the Company will be required pursuant to the terms of 24 of its remaining unexercised common share purchase warrants, to reduce the exercise price of such warrants from $28,980 per Common Share to an exercise price of $25,200 per Common Share. The Company has registered for resale 143 Common Shares underlying these warrants on a registration statement of the Company on Form F-1, filed with the SEC on February 15, 2023, amended by Amendment No.1 to the registration statement on Form F-1/A, as filed with the SEC on March 27, 2023, and declared effective with the SEC on March 30, 2023.

In April 2023, cashless warrants were exercised in exchange for a total of 136 Common Shares issued by the Company. In June 2023, cashless warrants were exercised in exchange for a total of 31 Common Shares issued by the Company. Since no cash was used for the exercise of such warrants, the Company received no proceeds from such exercise.

On June 27, 2023, the Company announced that it had entered into a Securities Purchase Agreement, dated as of June 26, 2023 with a certain institutional investor (the “Purchaser”), pursuant to which the Company agreed to issue and sell to the Purchaser and to certain additional institutional investors an aggregate of 397 of the Company’s Common Shares, at a purchase price of $5,670.00 per Common Share (the “June 2023 Offering”). The closing of the June 2023 Offering occurred on June 28, 2023. The June 2023 Offering resulted in gross proceeds to the Company of $2,250,000 before deducting the fees payable to Maxim Group LLC, as sole placement agent for the June 2023 Offering, and certain related June 2023 Offering expenses. The Common Shares were offered pursuant to a registration statement on Form F-1 (SEC File No. 333-272512), filed with the SEC on June 8, 2023, as amended, which was declared effective on June 26, 2023.

On July 11, 2023, the Company announced that it had entered into a Securities Purchase Agreement with certain institutional investors named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “July 2023 Offering”) 408 of the Company’s Common Shares, at a purchase price of $5,670.00 per Common Share. The Purchase Agreement contained customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. The closing of the July 2023 Offering occurred on July 13, 2023. The July 2023 Offering resulted in gross proceeds to the Company of $2,315,250 before deducting the fees payable to Maxim Group LLC, as sole placement agent for the Offering, and certain related July 2023 Offering expenses. The Common Shares were offered pursuant to a prospectus supplement, filed with the SEC on July 13, 2023, to the Company’s effective shelf registration statement on Form F-3 (File No. 333-265998), which was filed with the SEC on July 1, 2022 and was declared effective on July 18, 2022.

On August 18, 2023, the Company filed a Notice of Alteration creating the Preferred Shares. The special rights and restrictions attached to the Class A Preferred Shares and Class B Preferred Shares are the same and are described below:

●	the holders of Preferred Shares (the “Preferred Shareholders”) are entitled to vote on the basis of one vote per Preferred Share, voting together as a single class with holders of Common Shares;

●	if the Board authorizes any of the Preferred Shares to be issued as convertible, each convertible Preferred Share will be convertible into only one Common Share;

●	the Preferred Shares shall, as to the payment of dividends and return of capital in the event of liquidation, dissolution or winding up of the Company, rank in priority to the Common Shares; and

●	the Preferred Shares may be issued with certain preferences over the Common Shares with respect to dividends or the power to approve the declaration of a dividend.

As of the date hereof, no Class A Preferred Shares and Class B Preferred Shares have been issued.

On January 29, 2024, the Company entered into a securities purchase agreement with an institutional investor, pursuant to which the Company issued to the investor an unsecured promissory note in the principal amount of $230,750 (the “Note”), with a stated maturity date of November 15, 2024. The gross proceeds to the Company from the exercise totaled approximately $195,000, prior to deducting investor’s legal and diligence expenses and agent fees/expenses.

On April 9, 2024, the Company entered into a securities purchase agreement with an institutional investor (the “Purchaser”), pursuant to which the Company sold, in a private placement, (i) 290 shares of the Company’s Class C Preferred Shares (the “Class C Preferred Shares”), stated value $1,000 per share (the “Stated Value”), at a price of $1,000 per share, convertible into shares (the “Conversion Shares”) of the Company’s common shares, no par value per share and (ii) a warrant (the “Warrant”) to purchase up to 656 shares of common shares. As additional consideration for entering into the securities purchase agreement, the Company issued to the Purchaser an additional 155 shares of common shares to be delivered to the Purchaser at the closing. The offering resulted in gross proceeds to the company of $250,000. The Warrant is immediately exercisable subject to certain beneficial ownership limitations, has an exercise price of $572.40 per share, and will expire on the fifth anniversary of its issue date.

On April 17, 2024, the Company entered into a Securities Purchase Agreement (the “Second April Purchase Agreement”) with another institutional investor (the “Purchaser”), pursuant to which the Company sold, in a private placement 290 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share (the “Stated Value”), at a price of $1,000 per share, convertible into shares (the “Conversion Shares”) of the Company’s common shares, no par value per share. As additional consideration for entering into the Second April Purchase Agreement, the Company issued to the Purchaser an additional 155 shares of common shares to be delivered to the Purchaser at the closing. The offering resulted in gross proceeds to the company of $250,000. The terms of the Class C Preferred Shares is similar to the earlier April Purchase Agreement. The Purchaser redeemed for cash 97 Class C Preferred Shares of the Company, in furtherance to the completion of the below detailed May 2024 Offering.

On May 7, 2024, the Company completed an underwritten public offering of 17,094 Common Shares and/or pre-funded warrants to purchase Common Shares. Each Common Share, or pre-funded warrant in lieu thereof, was sold at an effective offering price of $234.00 for Common Shares or $232.20 for Pre-Funded Warrants, with an exercise price of $1.80 per share. The gross proceeds to the Company from the offering totaled approximately $3.9 million, prior to deducting legal and diligence expenses and agent fees/expenses.

On June 5, 2024, the Company entered into a Securities Purchase Agreement (the “June Purchase Agreement”) with an institutional investor, pursuant to which the Company sold, in the private placement, (i) 118 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share (“Class C Preferred Shares”), (ii) a warrant to purchase up to 1,866 shares of common shares (“June Warrant”), and (iii) an amended and restated warrant to purchase up to 1,866 shares of common shares of the Company, replacing in their entirety the prior issued Warrant(s) from the April Purchase Agreement (“June A&R Warrant”, and together with “June Warrant 1”, hereinafter referred to as the “Warrants”). As additional consideration for entering into the June Purchase Agreement, the Company issued to the institutional investor an additional 844 shares of common shares to be delivered to the institutional investor at the closing (the “Commitment Shares,” and together with the Class C Preferred Shares and the Warrants, the “Securities”). The offering resulted in gross proceeds to the company of $105,000. The Warrants are immediately exercisable subject to certain beneficial ownership limitations, have an exercise price of $572.40 per share, and will expire on the fifth anniversary of their respective issue date(s).

Additionally, on June 5, 2024, the Company entered into a Securities Purchase Agreement (the “Second June Purchase Agreement”) with another institutional investor, pursuant to which the Company sold, in the private placement 25 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share. As additional consideration for entering into the Second June Purchase Agreement, the Company issued to the investor an additional 155 common shares of the Company to be delivered to the investor at the closing. The offering resulted in gross proceeds to the company of $220,000.

On June 28, 2024, the Company completed a public offering of 2,411 Common Shares and 56,026 pre-funded warrants to purchase Common Shares. Each Common Share was sold at an effective offering price of $104.40 for Common Shares, and $102.60 for Pre-Funded Warrants, with an exercise price of $1.80 per share. The gross proceeds to the Company from the offering totaled approximately $5.999 million, prior to deducting legal and diligence expenses and agent fees/expenses.

On August 13, 2024, the Company completed a public offering of 8,000 Common Shares and 227,294 pre-funded warrants to purchase Common Shares. Each Common Share was sold at an effective offering price of $17.00 for Common Shares and $16.90 for Pre-Funded Warrants, with an exercise price of $0.10 per share. The gross proceeds to the Company from the offering totaled approximately $3.977 million, prior to deducting legal and diligence expenses and agent fees/expenses.

On August 30, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we issued to the investor an unsecured promissory note in the principal amount of $236,900, with a stated maturity date of June 30, 2025. The gross proceeds to the Company were approximately $206,000, prior to deducting investor’s legal and diligence expenses and agent fees/expenses.

On October 31, 2024, the Company entered into a Securities Purchase Agreement (the “October Purchase Agreement”) with an institutional investor (the “Purchaser”), pursuant to which the Company sold, in a private placement 420 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share (the “Stated Value”), at a price of $1,000 per share, convertible into shares (the “Conversion Shares”) of the Company’s common shares, no par value per share. As additional consideration for entering into the October Purchase Agreement, the Company issued to the Purchaser an additional 8,000 shares of common shares to be delivered to the Purchaser at the closing. The offering resulted in gross proceeds to the company of $360,000. The terms of the Class C Preferred Shares is similar to the earlier April Purchase Agreement. An amendment to the October Purchase Agreement was made on December 23, 2024 whereby the Company agreed to issue an additional 70 Class C preferred shares and $20,000 in cash to this institutional investor

On December 3, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we issued to the investor an unsecured promissory note in the principal amount of $61,300, with a stated maturity date of September 30, 2025. The gross proceeds to the Company were approximately $53,000, prior to deducting investor’s legal and diligence expenses and agent fees/expenses.

On December 3, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we issued to the investor an unsecured promissory note in the principal amount of $118,450, with a stated maturity date of September 30, 2025. The gross proceeds to the Company were approximately $103,000, prior to deducting investor’s legal and diligence expenses and agent fees/expenses.

Class C Preferred Shares

On April 9, 2024, the Company filed the Notice of Alteration with the State of British Columbia designating 1,000 shares (by amendment, now increased to 2,000 shares) out of the authorized but unissued shares of its preferred shares as Class C Preferred Shares with a stated value of $1,000 per share. The following is a summary of the principal terms of the Class C Preferred Shares as set forth in the Notice of Alteration. Capitalized terms not defined herein shall have the meaning assigned to them in the Notice of Alteration.

Dividends. Pursuant to the Notice of Alteration, the Class C Preferred Shares shall receive cumulative dividends of 0% per annum, payable quarterly. Further, each holder of Class C Preferred Shares shall be entitled to receive, and the Company shall pay, dividends on shares of Class C Preferred Shares equal to (on an as-if-converted-to-Common-Stock basis) and in the same form as dividends actually paid on shares of the Common Share when, as and if such dividends are paid on shares of the Common Share.

So long as any Class C Preferred Shares are outstanding, neither the Company nor any of its subsidiaries may redeem, purchase or otherwise acquire directly or indirectly any common share and all other common share equivalents ( “Junior Securities”) or securities pari passu with the Class C Preferred Shares (“Pari Passu Securities”) other than any Class C Preferred Shares purchased to the terms of the Notice of Alteration. So long as any Class C Preferred Shares are outstanding, neither the Company nor any of its subsidiaries may directly or indirectly pay or declare any dividend or make any distribution upon (subject to limited exceptions exceptions), nor shall any distribution be made in respect of, any Junior Securities or Pari Passu Securities as long as any dividends due on the Class C Preferred Shares remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or Pari Passu Securities.

Voting Rights. The Class C Preferred Shares will vote together with the Common Share on an as-converted basis subject to the Beneficial Ownership Limitation (as defined below). However, as long as any shares of Class C Preferred Shares are outstanding, the Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Class C Preferred Shares directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Class C Preferred Shares or alter or amend the Notice of Alteration, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation (as defined below) senior to, or otherwise pari passu with, the Class C Preferred Shares or, authorize or create any class of stock ranking as to dividends senior to, or otherwise pari passu with, the Class C Preferred Shares, or (c) enter into any agreement with respect to any of the foregoing.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Class C Preferred Shares shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Notice of Alteration, for each share of Class C Preferred Shares before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. Each share of Class C Preferred Share shall be convertible, at any time and from time to time, at the option of the holder, into that number of shares of Common Share, subject to certain beneficial ownership limitations, determined by dividing the Stated Value of such share of Class C Preferred Share by the Conversion Price. The “Conversion Price” for the Class C Preferred Stock shall be the lower of (i) $572.40, or (ii) 85% of the lesser of (a) the average of the closing price for the Common Share during the ten (10) trading day period immediately prior to the closing of the Purchase Agreement, and (b) the average closing price for the Common Share on the ten (10) trading days immediately prior to the conversion price, subject to adjustment as provided in the Notice Of Second Alteration Of Articles of the Company (the “Notice of Alteration”). Following the occurrence of a Triggering Event (as defined in the Notice of Alteration), the conversion price shall be the lowest of (i) One Dollar ($1.00), (ii) the then applicable conversion price; or (iii) twenty-five percent (25%) of the lowest traded price for the Common Shares during the fifteen (15) Trading Days preceding the relevant conversion.

Beneficial Ownership Limitation. The Company shall not affect any conversion of the Class C Preferred Shares, and a holder shall not have the right to convert any portion of the Class C Preferred Shares, to the extent that, after giving effect to the conversion, such holder would beneficially own in excess of 4.99% of the number of shares of the Common Share outstanding immediately after giving effect to the issuance of shares of Common Share issuable upon conversion of Class C Preferred Shares held by the applicable holder (the “Beneficial Ownership Limitation”).

Most Favored Nation. Until the date when no shares of Class C Preferred Shares are outstanding, upon any issuance by the Company of Class C Preferred Shares for cash consideration, (a “Subsequent Financing”), the Holder may elect, in its sole discretion, to exchange (in lieu of conversion), if applicable, all or some of the shares of Class C Preferred Shares then held for any securities or units issued in a Subsequent Financing on a $1.00 for $1.00 basis. If in such Subsequent Financing there are any contractual provisions or side letters that provide terms more favorable to the investors than the terms provided for under the Notice of Alteration, then the Company shall specifically notify the holder of the Class C Preferred Shares of such additional or more favorable terms and such terms, at holder’s option, shall become a part of the transaction documents with the holder.

Redemption. The Company shall have the right to redeem (a “Corporation Redemption”), all (or part) of the Class C Preferred Shares issued and outstanding at any time after the Original Issue Date, at its discretion and upon three (3) trading days written notice to the holders, redeem all the Class C Preferred Shares at the following premium: (i) within the first ninety (90) calendar days from issuance, at a price equal to 1.25, multiplied by the sum of the Stated Value, all accrued but unpaid dividends and all other amounts due pursuant to the Notice of Alteration for all Class C Preferred Shares; and (ii) after ninety (90) calendar days but within one hundred eighty (180) calendar days from issuance, at a price equal to 1.35 multiplied by the sum of the Stated Value, all accrued but unpaid dividends and all other amounts due pursuant to the Notice of Alteration for all Class C Preferred Shares.

Upon the occurrence of a Triggering Event and following a five (5) trading day opportunity to cure following written notice, each holder shall have the right, exercisable at the sole option of such holder, to require the Company to redeem all of the Class C Preferred Shares then held by such holder for a redemption price, in cash, equal to the Triggering Redemption Amount, and increase the dividend rate on all of the outstanding Class C Preferred Shares held by such holder to 18% per annum thereafter. The Triggering Redemption Amount, whether payable in cash or in shares, shall be due and payable or issuable, as the case may be, within five (5) trading days of the date on which the notice for the payment therefor is provided by a holder. If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due (whether in cash or shares of Common Share), the Company will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing and compounding daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. The Triggering Redemption Amount means for each share of Class C Preferred Shares, the sum of (x) 150% of the Stated Value, (y) all accrued but unpaid dividends thereon, and (z) all liquidated damages, Late Fees and other costs, expenses or amounts due in respect of the Class C Preferred Shares including, but not limited to legal fees and expenses of legal counsel to the holder in connection with, related to and/or arising out of a Triggering Event.

Trading Market. There is no established trading market for any of the Class C Preferred Shares, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Class C Preferred Shares on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Class C Preferred Shares will be limited.

Amendment to Class C Preferred Shares

On October 25, 2024, our Board approved amendments to the earlier filed Notice of Alteration, increasing the designated Class C Preferred Shares from 1,000 shares to 2,000 shares of Class C Preferred Shares, with a stated value of $1,000 per share. The said amendment to the Notice of Alteration was filed with the State of British Columbia on October 29, 2024.

Listing

Our Common Shares and Prior Warrants are listed on the Nasdaq Capital Market under the symbol “SYTA” and “SYTAW”, respectively. The Common Shares offered hereby will trade on the Nasdaq Capital Market under the symbol “SYTA.”

Transfer Agent

The transfer agent for the Common Shares is Computershare Inc., 510 Burrard Street, 2nd Floor, Vancouver, British Columbia V6C 3B9, Canada.

Dividends

Subject to the provisions of the Business Corporations Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Common Shares. During a shareholder vote, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Business Corporations Act, the Company may, by ordinary resolution:

1)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

2)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

3)	or consolidate all or any of its unissued, or fully paid issued, shares;

4)	if the Company is authorized to issue shares of a class of shares with par value:

a)	decrease the par value of those shares; or

b)	if none of that class of shares are allotted or issued, increase the par value of those shares;

5)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

6)	alter the identifying name of any of its shares; or

7)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

General Meetings

Under the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that much hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders much, in any unanimous resolution, select as the Company’s annual reference date, a date that would be appropriate for the holding of the applicable annual general meeting.

The directors may also, whenever they think fit, call a meeting of the shareholders.

A general meeting of the Company may be held anywhere in North America, as determined by the directors.

The Company must send notice of the date, time and location of any meeting of shareholders in the manner provided in the Business Corporations Act to each shareholder entitled to attend the meeting and to each director of the Company if and for so long as the Company is a public company, twenty-one days, and otherwise ten days.

The directors may set a date as the record date for the purpose of determining shareholders entitled to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceeding at that meeting. Any persons entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

Accidental omission to send notice of any meeting of shareholder to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceeding at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

If a meeting of shareholders is to consider special business, as defined in the Company’s articles, the notice of meeting must:

1)	state the general nature of the special business;

2)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

a)	at the Company’s record office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

b)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

A shareholder may participate in a meeting of the shareholders in person or by telephone if all shareholders participate in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all shareholders who wish to participate in the meeting agree to such participation.

The quorum for the transaction of business at a meeting of shareholders is two persons, who are or representing by proxy, shareholders holding, in the aggregate, at least 33.33 percent of the issued shares entitled to be voted at the meeting. On a show of hands, every person present who is a shareholder or proxy holder entitled to vote on the matter has one vote.

Directors

Under the Business Corporations Act, as a publicly traded company, the Company must have at least three directors, and as many directors as set by ordinary resolution. The shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to the number of opened vacancies. A director is entitled to remuneration for acting as directors.

At every annual general meeting, the shareholder entitled to vote must elect, or in a unanimous resolution, appoint, a board of directors consisting of the number of directors for the time being.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Each director holds office for the term, if any, fixed by the terms of his appointment or until his earlier death, bankruptcy, insanity, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, bankruptcy, insanity, resignation or removal.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

a)	he resigns his office by notice to us;

b)	he only held office as a director for a fixed term and such term expires;

c)	he dies; or

d)	he is removed pursuant to the articles of the Company.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members are independent within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules. The audit committee consists of at least three directors, all of whom are independent within the meaning of Section 5605(a)(2) of the NASDAQ Listing Rules and meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Business Corporations Act and our articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our articles of association. To the extent allowed by the Business Corporations Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any person to be the attorney of the Company.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest. However, a director who holds a disclosable interest in a contract or transaction win which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolutions to approve the contract or transaction, unless the directors have disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution. Such director who holds a disclosable interest that is present for a meeting of directors may be counted in the quorum at the meeting, whether or not the director votes on any or all of the resolutions considered at the meeting.

PLAN OF DISTRIBUTION

The Selling Shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on Nasdaq or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities. The Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

The Selling Shareholder may also sell securities under Rule 144 (“Rule 144”) or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We know of no existing arrangements between the Selling Shareholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares offered by this prospectus.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will bear the costs incurred in connection with the registration of the Shares.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the registration of the ELOC Shares being registered hereby. All of such expenses are estimates.

SEC registration fee	$1,928.30
Legal fees and expenses	$75,000.00
Accountants’ fees and expenses	$6,000.00
Miscellaneous	$22,000.00
Total	$104,928.30

LEGAL MATTERS

Certain legal matters relating to the offering as to law of British Columbia, Canada will be passed upon for us by CC Corporate Counsel Professional Corporation. Certain matters as to U.S. federal law and the law of the State of New York in connection with this offering will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2024 have been audited by Barzily and Co., CPA’s, an independent registered public accounting firm, as set forth in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of British Columbia. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada, Israel or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada, Israel or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

Service of process upon directors and officers which reside in Israel may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our Israeli directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our Israeli directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Naschitz Brandes Amir and Co., our legal counsel in Israel that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which is non- appealable, provided that, among other things:

●	the judgment was rendered by a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted; and

●	the judgment is not contrary to public policy of Israel.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the prevailing law of the foreign state in which the judgment is rendered does not allow for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the defendant did not have a reasonable opportunity to be heard and to present his or her evidence, in the opinion of the Israeli court;

●	the enforcement of the civil liabilities set forth in the judgment is likely to impair the security or sovereignty of Israel

●	the judgment was obtained by fraud;

●	the judgment was rendered by a court not competent to render it according to the rules of private international law prevailing in Israel;

●	the judgment conflicts with any other valid judgment in the same matter between the same parties; or

●	an action between the same parties in the same matter was pending in any Israeli court or tribunal at the time at which the lawsuit was instituted in the foreign court

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may access the documents that we file with the SEC at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.siyatamobile.com. Information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement on Form F-1 we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities that are being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference in prospectus. We have not authorized anyone else to provide you with different information.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated, and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” to the SEC that is not deemed filed and not incorporated by reference into this prospectus (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus supplement or post-effective amendment:

●	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2024, filed with the SEC on April 21, 2025 (hereinafter referred to as the “Form 20-F”); and

●	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on January 8, 2025; January 14, 2025; January 21, 2025; January 28, 2025; February 3, 2025; February 13, 2025; February 24, 2025; February 25, 2025; February 26, 2025; March 25, 2025; March 27, 2025; March 28, 2025; April 1, 2025; April 4, 2025; April 28, 2025; April 30, 2025; May 6, 2025; and May 15, 2025;

●	the description of our securities registered under Section 12(b) of the Exchange Act contained in the Form 8-A, as filed with the SEC on September 24, 2020, including any amendment or report filed for the purpose of updating such description; and

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

In addition, any reports on Form 6-K we submit to the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent Annual Reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC, or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Siyata Mobile Inc., Attn: Chief Financial Officer, 7404 King George Blvd., Suite 200, King’s Cross, Surrey, British Columbia V3W 1N6, Canada; telephone: 514-500-1181. You may also obtain information about us by visiting our website at https://www.siyatamobile.com. The information contained on or accessible through our website is not incorporated by reference and is not part of this prospectus.

11,000,000 Common Shares

PROSPECTUS

[●], 2025

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Section 160 of the Business Corporation Act authorizes companies to indemnify past and present directors, officers and certain other individuals for the liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) unless such individual did not act honestly and in good faith with a view to the best interests of the company and, in the case of a proceeding other than a civil proceeding, if such individual did not have reasonable grounds for believing his or her conduct was lawful. In the case of a suit by or on behalf of the corporation, a court must approve the indemnification.

Our articles provide that we shall indemnify directors and officers to the extent required or permitted by law.

We have entered into agreements with our directors and certain officers (each an “Indemnitee” under such agreements) to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which our company is a shareholder or creditor if the Indemnitee serves such organization at our request.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

●	On October 31, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold, in a private placement 420 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share. As additional consideration for entering into the purchase agreement, the Company issued to the investor an additional 8,000 shares of common shares to be delivered to the investor at the closing. The offering resulted in gross proceeds to the company of $360,000.

●	On August 30, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we issued to the investor an unsecured promissory note in the principal amount of $236,900, with a stated maturity date of June 30, 2025. The gross proceeds to the Company were approximately $206,000, prior to deducting investor’s legal and diligence expenses and agent fees/expenses.

●	On June 5, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold, in a private placement 256 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share. As additional consideration for entering into the purchase agreement, the Company issued to the investor an additional 155 shares of common shares to be delivered to the purchaser at the closing. The offering resulted in gross proceeds to the company of $220,000.

●	On June 5, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold, in a private placement, (i) 118 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share, (ii) a warrant to purchase up to 1,866 shares of common shares, and (iii) an amended and restated warrant to purchase up to 1,866 shares of common shares of the Company, replacing in their entirety the prior issued Warrant(s) from the April Purchase Agreement. As additional consideration for entering into the purchase agreement, the Company issued to the institutional investor an additional 844 shares of common shares to be delivered to the institutional investor at the closing. The offering resulted in gross proceeds to the company of $105,000. The warrants are immediately exercisable subject to certain beneficial ownership limitations, have an exercise price of $572.40 per share, and will expire on the fifth anniversary of their respective issue date(s).

●	On April 17, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold, in a private placement 290 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share. As additional consideration for entering into the purchase agreement, the Company issued to the investor an additional 155 shares of common shares to be delivered to the investor at the closing. The offering resulted in gross proceeds to the company of $250,000.

●	On April 9, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold, in a private placement, (i) 290 shares of the Company’s Class C Preferred Shares, stated value $1,000 per share, at a price of $1,000 per share, convertible into shares of the Company’s common shares, no par value per share and (ii) a warrant to purchase up to 655 shares of common shares. As additional consideration for entering into the purchase agreement, the Company issued to the investor an additional 155 shares of common shares to be delivered to the investor at the closing. The offering resulted in gross proceeds to the company of $250,000. The warrant is immediately exercisable subject to certain beneficial ownership limitations, has an exercise price of $572.40 per share, and will expire on the fifth anniversary of its issue date.

●	On January 29, 2024, we entered into a securities purchase agreement with an institutional investor, pursuant to which we issued to the investor an unsecured promissory note in the principal amount of $230,750, with a stated maturity date of November 15, 2024. The gross proceeds to the Company from the exercise totaled approximately $195,000, prior to deducting investor’s legal and diligence expenses and agent fees/expenses.

●	On January 18, 2023, we entered into Warrant Exercise Agreements with fourteen existing accredited investors who exercised certain outstanding warrants (the “Existing Warrants”) to purchase up to an aggregate of 143 of the Company’s previously registered Common Shares (the “Exercise”). In consideration for the immediate exercise of the Existing Warrants for cash at an exercise price reduced from $2,898 to $2,520 per Common Share, the exercising holders received new unregistered warrants to purchase up to an aggregate of 143 Common Shares.

●	On October 13, 2022, 13 pre-funded warrants were exercised for gross proceeds of $15,900.

●	On October 12, 2022, the Company issued 125 common shares at $28,980 and 12 pre-funded warrants at $2,898 for total gross proceeds $3,986,100 before offering expenses.

●	On July 29, 2022, a consultant exercised 0.2 restricted share units to acquire 0.2 shares of the Company.

●	On July 14, 2022 the Company issued 0.5 shares to a supplier as part of their contractual agreement.

Item 8. Exhibits.

(a) Exhibits.

Exhibit No.	Description
3.1	Articles of Association of the Company (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on December 1, 2021).
3.2	Notice Of Second Alteration of Articles of Siyata Mobile Inc., filed April 9, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Form 6-K filed on April 15, 2024)
3.3	Notice Of Fourth Alteration of Articles of Siyata Mobile Inc., filed October 29, 2024 (incorporated by reference to Exhibit 3.3 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on November 7, 2024).
4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company; current report on Form 6-K filed on October 31, 2023)
4.2	Form of Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Form 6-K filed on October 12, 2022)
4.3	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Form F-1 filed on January 5, 2022)
4.4	Form of Warrant for the Purchase of Shares of Common Shares (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form F-1 filed on September 24, 2020)
4.5	Form of Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-1 filed on September 24, 2020)
4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K filed on May 10, 2024)
4.7	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K filed on July 2, 2024)
4.8	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on August 12, 2024).
5.1#	Opinion of CC Corporate Counsel Professional Corporation
5.2#	Opinion of Opinion of Sichenzia Ross Ference Carmel LLP
10.01	2016 Siyata Mobile Inc. Stock Option Plan (incorporated by reference to Exhibit 10.4 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.02	Parent License Agreement, dated November 30, 2017, by and between Wilson Electronics, LLC and Signifi Mobile Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.03	LTE Standard Patent Licensing Agreement, dated June 5, 2018, by and between the Company and Via Licensing Corporation (incorporated by reference to Exhibit 10.8 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.04	AAC Standard Patent Licensing Agreement, dated June 5, 2018, by and between the Company and Via Licensing Corporation (incorporated by reference to Exhibit 10.9 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.05	Consulting Agreement, dated July 1, 2018, by and between the Company, BSD, Ltd. and Marc Seelenfreund (incorporated by reference to Exhibit 10.1 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.06	Amended and Restated Employment Agreement, dated July 1, 2018, by and between the Company and Gerald Bernstein (incorporated by reference to Exhibit 10.6 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.07	Consulting Agreement, dated November 26, 2018, by and between the Company, Glenn Kennedy Sales Agency and Glenn Kennedy (incorporated by reference to Exhibit 10.7 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.08	Loan Agreement, dated April 1, 2019, by and between the Company and BSD Capital, LTD. (incorporated by reference to Exhibit 10.10 of the Company’s Registration on Form F-1 filed on November 18, 2021).
10.09	Assignment and Amending Agreement, dated January 1, 2020, by and between the Company, BSD Capital, LTD. and Basad Partners LTD. (incorporated by reference to Exhibit 10.11 of the Company’s Registration on Form F-1 filed on November 18, 2021).

10.10	Form of Warrant Exercise Agreement by and between Siyata Mobile Inc. and the Holders dated January 18, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K filed on January 19, 2023)
10.11	Placement Agency Agreement by and between the Company and Maxim Group LLC dated as of June 26, 2023 (incorporated by reference to Exhibit 99.2 to the Company; current report on Form 6-K filed on June 28, 2023)
10.12	Securities Purchase Agreement by and between the Company and the investors parties thereto dated as of June 26, 2023 (incorporated by reference to Exhibit 99.1 to the Company; current report on Form 6-K filed on June 28, 2023)
10.13	Form of Securities Purchase Agreement by and between Siyata Mobile Inc. and the Purchasers dated July 11, 2023 (incorporated by reference to Exhibit 10.1 to the Company; current report on Form 6-K filed on July 13, 2023)
10.14	Form of Placement Agency Agreement by and between Siyata Mobile Inc. and Maxim Group LLC dated July 11, 2023 (incorporated by reference to Exhibit 1.1 to the Company; current report on Form 6-K filed on July 13, 2023)
10.15	Placement Agency Agreement by and between Siyata Mobile Inc. and Maxim Group LLC dated October 27, 2023 (incorporated by reference to Exhibit 1.1 to the Company; current report on Form 6-K filed on October 31, 2023)
10.16	Form of Securities Purchase Agreement by and between Siyata Mobile Inc. and the Purchasers dated October 27, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 6-K filed on October 31, 2023)
10.17	Form of Lock-Up Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 6-K filed on October 31, 2023)
10.18	Annual Information Form for the year ended December 31, 2023 (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 20-F filed on April 8, 2024)
10.19	Promissory Note, dated January 29, 2024 (incorporated by reference to Exhibit 4.1 to the Company; current report on Form 6-K filed on February 1, 2024)
10.20	Securities Purchase Agreement, dated January 29, 2024, by and between the Company and the Investor (incorporated by reference to Exhibit 10.1 to the Company; current report on Form 6-K filed on February 1, 2024)
10.21	Securities Purchase Agreement, dated May 7, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K filed on May 10, 2024)
10.22	Consulting Agreement, between the Company and IR Agency, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K filed on May 13, 2024).
10.23	Addendum to Consulting Agreement, between the Company and IR Agency, LLC (incorporated by reference to Exhibit 10.26 of the Company’s Amendment No. 3 to the Registration Statement on Form F-1 filed on June 26, 2024).
10.24	Securities Purchase Agreement, dated June 26, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K filed on July 2, 2024)
10.25	Subscription Agreement, dated June 28, 2024 by and between the Company and the Canadian Towers & Fiber Optics Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Form 6-K filed on July 2, 2024)
10.26	Second Addendum to Consulting Agreement, between the Company and IR Agency, LLC (incorporated by reference to Exhibit 10.28 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on August 12, 2024).
10.27	Placement Agency Agreement by and between Siyata Mobile Inc. and Spartan Capital Securities, LLC dated August 13, 2024 (incorporated by reference to Exhibit 1.1 to the Company’s Form 6-K filed on August 16, 2024)
10.28	Form of Securities Purchase Agreement by and between Siyata Mobile Inc. and the Purchasers dated August 13, 2024 (incorporated by reference to Exhibit 10.1 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on August 12, 2024).
10.29	Subscription Agreement dated August 29, 2024 by and between the Company and the Canadian Towers & Fiber Optics Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K filed on September 3, 2024)
10.30	Promissory Note, dated August 30, 2024 (incorporated by reference to Exhibit 10.31 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on November 7, 2024).
10.31	Securities Purchase Agreement, dated August 30, 2024, by and between the Company and the Investor (incorporated by reference to Exhibit 10.32 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on November 7, 2024).

10.32	Equity Purchase Agreement between the registrant and Hudson Global Ventures, LLC, dated as of October 21, 2024 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 6-K filed on October 25, 2024)
10.33	Amendment to the Equity Purchase Agreement between the registrant and Hudson Global Ventures, LLC, dated as of October 28, 2024 (incorporated by reference to Exhibit 10.34 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on November 7, 2024).
10.34	Registration Rights Agreement between the registrant and Hudson Global Ventures, LLC, dated as of October 21, 2024 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 6-K filed on October 25, 2024)
10.35	Securities Purchase Agreement, dated October 31, 2024 (incorporated by reference to Exhibit 10.36 of Amendment No. 1 to the Company’s Registration on Form F-1 filed on November 7, 2024).
10.36	First Amendment to the Equity Purchase Agreement between the registrant and Hudson Global Ventures, LLC, dated as of October 28, 2024 ( incorporated by reference to Exhibit 10.37 of Post-Effective Amendment to the Company’s Registration on Form F-1 filed on November 18, 2024).
10.37	Second Amendment to the Equity Purchase Agreement between the registrant and Hudson Global Ventures, LLC, dated as of November 18, 2024 (incorporated by reference to Exhibit 10.38 of Post-Effective Amendment to the Company’s Registration on Form F-1 filed on November 18, 2024).
10.38	Joint Venture Interest Purchase Agreement dated December 20, 2024. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 6-K filed on December 26, 2024)
10.39	Equity Purchase Agreement dated January 14, 2025 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 6-K filed on January 21, 2025)
10.40	Registration Rights Agreement dated January 14, 2025 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 6-K filed on January 21, 2025)
10.41	Merger Agreement, by and among Siyata Mobile Inc., Siyata Core Acquisition U.S., Inc., and Core Gaming, Inc., dated February 26, 2025 (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 6-K filed on February 26, 2025)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 of the Company’s Annual Report on Form 20-F filed on April 8, 2024)
23.1#	Consent of Barzily and Co., CPA’s
23.2#	Consent of CC Corporate Counsel Professional Corporation (included in Exhibit 5.1)
23.3#	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.2)
24.1#	Power of Attorney (included on the signature page of this registration statement)
107#	Exhibit Filing Fees

#	Filed herewith.
†	Executive compensation plan or arrangement

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agent agreement, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A.of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering.

(5) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Montreal, Quebec, Canada, on this 20th day of May, 2025.

SIYATA MOBILE INC.

By:	/s/ Marc Seelenfreund
Marc Seelenfreund Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc Seelenfreund or Gerald Bernstein as his true and lawful attorney-in-fact and agent, with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Marc Seelenfreund	Chief Executive Officer and Director	May 20, 2025
Marc Seelenfreund	(principal executive officer)

/s/ Gerald Bernstein	Chief Financial Officer	May 20, 2025
Gerald Bernstein	(principal financial and accounting officer)

/s/ Gary Herman	Chairman of the Board, and Director	May 20, 2025
Gary Herman

/s/ Lourdes Felix	Director	May 20, 2025
Lourdes Felix

/s/ Campbell Becher	Director	May 20, 2025
Campbell Becher

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Siyata Mobile Inc., has signed this registration statement on May 20, 2025.

Authorized U.S. Representative

/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.